Exhibit (h)

Gesetz über die Landwirtschaftliche Rentenbank

in der Fassung der Bekanntmachung vom 12. Dezember 2013 (BGBl. I S. 4120), das zuletzt durch Artikel 17 des Gesetzes vom 22. Dezember 2023 (BGBl. 2023 I Nr. 411) geändert worden ist

§ 1
Rechtsform, Sitz

(1)    Die Landwirtschaftliche Rentenbank, nachstehend Bank genannt, ist eine bun-desunmittelbare Anstalt des öffentlichen Rechts.

(2)    Die Bank hat ihren Sitz in Frankfurt am Main. Sie unterhält keine Zweignieder-lassungen.

§ 1a
Haftung des Bundes

Der Bund haftet für die von der Bank aufgenommenen Darlehen und begebe-nen Schuldverschreibungen, die als Festgeschäfte ausgestalteten Termingeschäfte, die Rechte aus Optionen und andere Kredite an die Bank, sowie für Kredite an Dritte, soweit sie von der Bank ausdrücklich gewährleistet werden.

§ 2
Kapital

(1)    Das Grundkapital der Bank beträgt 135 Millionen Euro.

(2)    Zur Verstärkung ihres Kapitals ist eine Hauptrücklage zu bilden. Dieser ist mindestens die Hälfte des nach Zuführung zur Deckungsrücklage (Absatz 3) verblei-benden Jahresüberschusses zuzuweisen.

(3)    Neben der Hauptrücklage (Absatz 2) ist eine besondere Deckungsrücklage zu bilden; sie dient der Schaffung zusätzlicher Sicherheiten für die von der Bank ausge-gebenen gedeckten Schuldverschreibungen. Die Deckungsrücklage darf fünf vom Hundert des Nennbetrages der jeweils im Umlauf befindlichen gedeckten Schuldver-schreibungen nicht überschreiten. Ihr dürfen nicht mehr als 50 vom Hundert des Jah-resüberschusses zugewiesen werden.

§ 3
Geschäftsaufgaben

(1)    Die Bank hat den staatlichen Auftrag, die Landwirtschaft und den ländlichen Raum zu fördern, wobei die jeweiligen Zuständigkeiten des Bundes und der Länder zu beachten sind. Zur Erfüllung ihres Auftrages führt die Bank in folgenden Bereichen nach näherer Bestimmung der Satzung Fördermaßnahmen, insbesondere mittels Fi-nanzierungen, durch:

1.	Landwirtschaft, einschließlich Forstwirtschaft, Gartenbau und Fischerei, sowie den vor- und nachgelagerten Bereichen,

2.	Absatz und Lagerhaltung land- und ernährungswirtschaftlicher Produkte, ein-schließlich der Erschließung und Festigung von Märkten in den Mitgliedstaaten der Europäischen Union und den anderen Vertragsstaaten des Abkommens über den Europäischen Wirtschaftsraum,

3.	agrarbezogener Umweltschutz, Förderung erneuerbarer Energien und nach-wachsender Rohstoffe aus der Landwirtschaft, Verbreitung des ökologischen Land-baus, Tierschutz in der Landwirtschaft,

4.	Verbesserung der Infrastruktur ländlich geprägter Räume,

5.	agrarbezogener Verbraucherschutz.

Das Bundesministerium für Ernährung und Landwirtschaft kann im Einvernehmen mit dem Bundesministerium der Finanzen der Bank die Durchführung von Fördermaß-nahmen im Rahmen ihres staatlichen Auftrages gegen angemessenes Entgelt zuwei-sen.

(2)    Zur Durchführung ihrer Aufgaben kann die Bank alle ihr zur Verfügung stehen-den bankmäßigen Instrumente einsetzen, insbesondere Darlehen, Zuschüsse und sonstige Finanzhilfen gewähren, Bürgschaften übernehmen und Beteiligungen einge-hen. Die Gewährung von Darlehen soll in der Regel über oder zusammen mit anderen Kreditinstituten erfolgen. Im Verhältnis zu anderen Kreditinstituten hat die Bank das gemeinschaftliche Diskriminierungsverbot zu beachten.

(3)    Die Bank kann im Rahmen ihres Auftrages gemäß Absatz 1 nach näherer Be-stimmung der Satzung auch Gebietskörperschaften und öffentlich-rechtlichen Zweck-verbänden Darlehen und andere Finanzierungsformen gewähren.

(4)    Die Bank kann nach näherer Bestimmung der Satzung sonstige Finanzierungen im Interesse der deutschen und europäischen Landwirtschaft oder der ländlich ge-prägten Räume gewähren, soweit es sich dabei um Projekte im Gemeinschaftsinte-resse handelt, die von der Europäischen Investitionsbank oder ähnlichen europäi-schen Finanzierungsinstitutionen mitfinanziert werden.

(5)    Zur Beschaffung der erforderlichen Mittel kann die Bank Darlehen aufnehmen, ungedeckte und gedeckte Schuldverschreibungen ausgeben, Gewährleistungen über-nehmen sowie alle sonstigen banküblichen Finanzierungsinstrumente einsetzen.

§ 4
Sonstige Geschäfte

(1)    Die Bank kann ferner alle Geschäfte und Dienstleistungen betreiben, die mit der Erfüllung ihrer Aufgaben in direktem Zusammenhang stehen. In diesem Rahmen darf sie insbesondere Forderungen und Wertpapiere kaufen und verkaufen sowie Ge-schäfte und Maßnahmen zur Steuerung und Sicherstellung ihrer finanziellen Liquidität durchführen (Treasury Management) und alle für die Risikosteuerung erforderlichen Geschäfte betreiben.

(2)    Der Effektenhandel, das Einlagengeschäft und Zahlungsdienste im Sinne des §   1 Absatz 1 Satz 2 des Zahlungsdiensteaufsichtsgesetzes sind der Bank nur für ei-gene Rechnung und nur insoweit gestattet, als sie mit der Erfüllung der öffentlichen Förderaufgaben in direktem Zusammenhang stehen.

§ 5
Organe

(1)	Organe der Bank sind

1.	der Vorstand,
2.	der Verwaltungsrat,
3.	die Anstaltsversammlung.

(2)    Die Aufgaben und Befugnisse der Organe regelt, soweit sie nicht im Gesetz be-stimmt sind, die Satzung.

§  6
Vorstand

(1)    Der Vorstand besteht aus mindestens zwei Mitgliedern. Die Vor-standsmitglieder werden vom Verwaltungsrat mit einer Mehrheit von mindestens zwei Dritteln seiner Mitglieder bestellt und abberufen. Die Bestellung bedarf der Zustim-mung der Aufsichtsbehörde (§ 11 Abs. 1).

(2)    Der Vorstand führt die Geschäfte der Bank, soweit diese Aufgabe nicht durch Gesetz oder Satzung anderen Organen zugewiesen ist.

(3)    Der Vorstand vertritt die Bank gerichtlich und außergerichtlich. Die Befugnis zur Vertretung der Bank sowie die Form für Willenserklärungen der vertretungsbe-rechtigten Personen werden durch die Satzung geregelt. Ist eine Willenserklärung der Bank gegenüber abzugeben, so genügt die Abgabe gegenüber einem Mitglied des Vorstandes. Auf die Vertretung der Bank gegenüber ihren Organen sind die für Ak-tiengesellschaften geltenden Vorschriften entsprechend anzuwenden.

§  7
Verwaltungsrat

(1)    Der Verwaltungsrat besteht aus

1.	acht Vertretern landwirtschaftlicher und ernährungswirtschaftlicher Organi-sationen, von denen benannt werden sechs vom Deutschen Bauernverband e.V., einer vom Deutschen Raiffeisenverband e.V. sowie einer als Vertreter der Ernäh-rungswirtschaft (Industrie und Handel) von den ernährungswirtschaftlichen Ver-bänden;

2.	drei Landwirtschaftsministern der Länder, die vom Bundesrat für eine von ihm zu bemessende Zeitdauer bestimmt werden, oder ihren ständigen Vertretern im Amt;

3.	einem Vertreter der Gewerkschaften;

4.	dem Bundesminister oder der Bundesministerin für Ernährung und Landwirtschaft; die Vertretung in den Sitzungen des Verwaltungsrates und seiner Ausschüsse durch einen ständigen Vertreter im Amt oder durch einen Abteilungsleiter ist zu-lässig;

5.	je einem Vertreter des Bundesministeriums für Ernährung und Landwirtschaft so-wie des Bundesministeriums der Finanzen; die Bundesministerien können auch durch andere sachverständige Personen vertreten sein;

6.	drei Vertretern von Kreditinstituten oder anderen Kreditsachverständigen, die auf Vorschlag der Bundesregierung von den anderen Mitgliedern des Verwaltungsrates hinzugewählt werden.

(2)    Der Vorsitzende des Verwaltungsrates wird vom Verwaltungsrat aus den Rei-hen der vom Deutschen Bauernverband e.V. benannten Mitglieder gewählt. Sein Stellvertreter ist der Bundesminister oder die Bundesministerin für Ernährung und Landwirtschaft.

(3)    Mitglieder der Anstaltsversammlung dürfen dem Verwaltungsrat nicht angehö-ren.

(4)    Der Verwaltungsrat überwacht die Geschäftsführung des Vorstandes und be-schließt über dessen Entlastung; er kann dem Vorstand allgemeine und besondere Weisungen erteilen.

(5)    Der Verwaltungsrat beschließt über den Jahresabschluss, über die Zuführung zur Hauptrücklage und zur Deckungsrücklage sowie über die Aufteilung des Bilanzge-winnes auf den Förderungsfonds (§ 9 Abs. 2) und das Zweckvermögen (§ 9 Abs. 3); er hat seinen Vorschlag über die Gewinnverwendung nach § 9 Abs. 2 der Anstaltsver-sammlung zur Beschlussfassung zuzuleiten.

(6)    Der Verwaltungsrat beschließt die Satzung und ihre Änderungen. Sie bedürfen der Genehmigung der Aufsichtsbehörde (§ 11 Abs. 1).

§ 8
Anstaltsversammlung

(1)    Die Anstaltsversammlung ist die Vertretung der Eigentümer und Pächter der mit der Rentenbankgrundschuld belasteten Grundstücke.

(2)    Die Anstaltsversammlung besteht aus 28 Mitgliedern, von denen je zwei von den Ländern Baden-Württemberg, Bayern, Brandenburg, Hessen, Mecklenburg-Vorpommern, Niedersachsen, Nordrhein-Westfalen, Rheinland-Pfalz, Sachsen, Sach-sen-Anhalt, Schleswig-Holstein sowie Thüringen und je eines von den Ländern Berlin, Bremen, Hamburg sowie Saarland benannt werden. Bei der Auswahl der Vertreter sind die einzelnen Betriebsgrößenklassen, insbesondere die bäuerlichen Familienbe-triebe, angemessen zu berücksichtigen.

(3)   Die Anstaltsversammlung nimmt die Berichte des Vorstandes über die Ge-schäftstätigkeit der Bank und des Verwaltungsrates über die von ihm gefassten Be-schlüsse entgegen und berät die Bank in Fragen der Förderung der Landwirtschaft und des ländlichen Raumes sowie bei allgemeinen agrar- und geschäftspolitischen Fragen. Sie beschließt über die Gewinnverwendung gemäß § 9 Abs. 2.

§ 9
Gewinnverwendung

(1)    Der Bilanzgewinn darf nur für eine das Allgemeininteresse wahrende Förde-rung der Landwirtschaft und des ländlichen Raumes verwendet werden.

(2)    Höchstens die Hälfte des zur Verteilung kommenden Betrages fließt einem Förderungsfonds zu, über dessen Verwendung die Anstaltsversammlung nach von ihr zu erlassenden Richtlinien entscheidet.

(3)    Mindestens die Hälfte des zur Verteilung kommenden Betrages soll dem Zweckvermögen des Bundes nach dem Gesetz über das Zweckvermögen des Bundes bei der Landwirtschaftlichen Rentenbank vom 12. August 2005 (BGBl. I S. 2363) zu-geführt werden, solange dieses von der Bank verwaltet wird und solange die Bank von allen Steuern vom Vermögen, vom Einkommen und vom Gewerbebetrieb befreit ist.

§ 10
Besondere Pflicht der Organe

Sorgfaltspflicht und Verantwortlichkeit der Mitglieder des Vorstandes und des Ver-waltungsrates richten sich nach den entsprechenden Vorschriften für Vorstands- und Aufsichtsratsmitglieder der Aktiengesellschaften.

§ 11
Aufsicht

(1)    Die Bank untersteht der Aufsicht des Bundesministeriums für Ernährung und Landwirtschaft (Aufsichtsbehörde), das seine Entscheidungen im Einvernehmen mit dem Bundesministerium der Finanzen trifft. Die Aufsichtsbehörde trägt dafür Sorge, dass der Geschäftsbetrieb der Bank mit dem öffentlichen Interesse insbesondere an der Förderung der Landwirtschaft und des ländlichen Raumes sowie mit den Gesetzen und der Satzung in Einklang steht.

(2)    Die Aufsichtsbehörde ist befugt, von den Organen der Bank Auskunft über alle Geschäftsangelegenheiten zu verlangen, Bücher und Schriften der Bank einzusehen sowie an den Sitzungen des Verwaltungsrates und seiner Ausschüsse sowie an der Anstaltsversammlung teilzunehmen und Anträge zu stellen; ihren Vertretern ist je-derzeit das Wort zu erteilen.

(3)    Die Aufsichtsbehörde ist ferner befugt, die Anberaumung von Sitzungen der Organe und die Ankündigung von Gegenständen zur Beschlussfassung zu verlangen sowie die Ausführung von Anordnungen und Beschlüssen zu untersagen, die gegen das öffentliche Interesse insbesondere an der Förderung der Landwirtschaft und des ländlichen Raumes oder gegen die Gesetze oder die Satzung verstoßen.

(4)    Im übrigen ist die Bank in der Verwaltung und Geschäftsführung selbständig, desgleichen in der Anstellung des Personals.

§ 12
Dienstsiegel und öffentliche Urkunden

Die Bank ist berechtigt, ein Dienstsiegel zu führen. § 39a des Beurkundungsgeset-zes ist entsprechend anzuwenden. Ordnungsgemäß unterschriebene und mit dem Abdruck des Dienstsiegels versehene Erklärungen der Bank haben die Eigenschaft öf-fentlich beglaubigter Urkunden.

§ 13
Gedeckte Schuldverschreibungen

(1)    Die Bank kann gedeckte Schuldverschreibungen nach Maßgabe der Absätze 2 bis 4 ausgeben.

(2)    Der Gesamtbetrag der von der Bank ausgegebenen Schuldverschreibungen muss in Höhe des Nennwerts und der Zinsen jederzeit gedeckt sein. Als Deckung sind zulässig

1.	Pfandbriefe im Sinne des § 1 Abs. 3 des Pfandbriefgesetzes, die nach den Vor-schriften des Pfandbriefgesetzes ausgegeben werden,

2.	Darlehen an inländische Körperschaften und solche Anstalten des öffentlichen Rechts, für die eine Anstaltslast oder eine auf Gesetz beruhende Gewährträgerhaf-tung oder eine staatliche Refinanzierungsgarantie gilt oder die das gesetzliche Recht zur Erhebung von Gebühren und anderen Abgaben innehaben, oder gegen Übernahme der vollen Gewährleistung durch eine solche Körperschaft oder Anstalt gewährte Darlehen oder sonstige Darlehen der Bank, für die Sicherheiten beste-hen, die den Anforderungen des Pfandbriefgesetzes für die Deckung von Hypothe-kenpfandbriefen oder Schiffspfandbriefen entsprechen,

3.	Darlehen der Bank, für die nach bankmäßigen Grundsätzen ausreichende Sicher-heiten bestehen.

Die in Satz 2 vorgeschriebene ordentliche Deckung kann vorübergehend durch Gut-haben bei der Deutschen Bundesbank und bei geeigneten Kreditinstituten ersetzt werden (Ersatzdeckung).

(3) Die zur Deckung der Schuldverschreibungen bestimmten Vermögenswerte ein-schließlich der Ersatzdeckung sowie Vermögenswerte in Höhe der Deckungsrücklage nach § 2 Abs. 3 sind von der Bank einzeln in ein Register einzutragen.

§ 5 Abs. 1 S. 1, 3 und 4, Abs. 1a S. 1, 4 und 5 und Abs. 1b des Pfandbriefgesetzes gilt entsprechend; § 5 Abs. 1 S. 5 und Abs. 2 des Pfandbriefgesetzes sowie eine aufgrund des § 5 Abs. 3 des Pfandbriefgesetzes erlassene Rechtsverordnung gelten entsprech-end mit der Maßgabe, dass an die Stelle der Bundesanstalt die in § 11 Abs. 1 genannte Aufsichtsbehörde tritt.

(4)    Die Aufsichtsbehörde (§ 11 Abs. 1) bestellt nach Anhörung der Bank einen Treuhänder und einen Stellvertreter. Der Treuhänder hat darauf zu achten, dass die Ausgabe, Verwaltung und Deckung der Schuldverschreibungen den gesetzlichen und satzungsmäßigen Bestimmungen und den Anleihebedingungen entsprechen. § 7 Abs. 3 bis 5 und die §§ 8 bis 11 des Pfandbriefgesetzes gelten entsprechend mit der Maßgabe, dass an die Stelle der Bundesanstalt die in § 11 Abs. 1 genannte Aufsichts-behörde tritt.

§ 13a
Mündelsicherheit

Die Schuldverschreibungen der Bank, die nicht auf ausländische Zahlungsmittel lauten, sind zur Anlegung von Mündelgeldern geeignet.

§ 14
Arreste und Zwangsvollstreckungen

Auf Arreste und Zwangsvollstreckungen in Vermögenswerte, die in das Deckungs-register nach § 13 Abs. 3 eingetragen sind, ist § 29 des Pfandbriefgesetzes entspre-chend anzuwenden.

§ 15
Sondervorschrift für Refinanzierungskredite

Kreditinstitute können sich bei der Gewährung von Darlehen aus Mitteln, die sie von der Bank erhalten, die Verzinsung rückständiger Zinsen im Voraus versprechen lassen.

§ 16
Auflösung

(1)    Das Insolvenzverfahren über das Vermögen der Bank ist unzulässig. Die Bank kann nur durch Gesetz aufgelöst werden. Das Gesetz bestimmt über die Verwendung des Vermögens. Es darf nur für eine das Allgemeininteresse wahrende Förderung der Landwirtschaft oder der landwirtschaftlichen Forschung verwendet werden.

(2)    Im Falle der Auflösung gehen die Gläubiger der gedeckten Schuldverschrei-bungen hinsichtlich der nach § 13 Abs. 3 in dem Register eingetragenen Werte den übrigen Gläubigern der Bank im Rang vor. Soweit diese Werte nicht zur Befriedigung der Gläubiger der gedeckten Schuldverschreibungen notwendig sind, stehen sie den übrigen Gläubigern der Bank zur Verfügung.

§ 17
Übergangsregelungen

Die bisherigen Deckungsregister der Bank bleiben nach Inkrafttreten des Fünften Gesetzes zur Änderung des Gesetzes über die Landwirtschaftliche Rentenbank als getrennte Deckungsregister neben dem Deckungsregister nach § 13 Abs. 3 bestehen. Die Aufgaben des Treuhänders nach § 13 Abs. 4 erstrecken sich auch auf diese De-ckungsregister.

§ 18
(weggefallen)

§ 19
(weggefallen)

§ 20
(Inkrafttreten)

Non-binding translation

Governing Law of Landwirtschaftliche Rentenbank

in the version of the announcement dated December 12, 2013 (Federal Gazette I page 4120), as last amended by Article 17 of the Act dated December 22, 2023 (Federal Gazette 2023 I No. 411)

Section 1

Legal form, head office

(1) Landwirtschaftliche Rentenbank, hereinafter the Bank, is a direct federal institution under public law.

(2) The Bank has its head office in Frankfurt am Main. It does not have any branch offices.

Section 1a

Guarantee of the Federal Republic

The Federal Republic guarantees all obligations of the Bank in respect of loans extended to and debt securities issued by the Bank, fixed forward transactions or options entered into by the Bank and other credits extended to the Bank as well as credits extended to third parties inasmuch as they are expressly guaranteed by the Bank.

Section 2

Capital

(1) The capital stock of the Bank amounts to 135 million Euro.

(2) A principal reserve is to be formed in order to strengthen its capital base. At least half of the annual net income remaining after allocation to the guarantee reserve (paragraph 3) is to be allocated to it.

(3) A special guarantee reserve is to be formed in addition to the principal reserve (paragraph 2); such guarantee reserve is designed to provide further security for the secured debentures issued by the Bank. The guarantee reserve may not exceed 5 per cent of the nominal value of secured debentures issued at any given time. Not more than 50 per cent of the annual net profit may be allocated to it.

Section 3

Business responsibilities

(1) The Bank serves to promote agriculture and the rural areas, whereby the national and state responsibilities are to be taken into consideration. To fulfil its responsibilities, the bank may undertake development measures in accordance with the more specific stipulation of its statutes, in particular by financial instruments, in the following areas:

1. agriculture industry, including forestry, horticulture and fishing, as well as upstream and downstream areas,

2. sales and warehousing of agricultural and food products, including development and consolidation of markets in member states of the European Union and in other states which are parties to the Agreement on the European Economic Area,

3. agriculture related environmental protection, the promotion of renewable energies and renewable raw materials from agriculture, the expansion of ecological farming, protection of animals within the agriculture industry,

4. the improvement of the infrastructure in predominantly rural areas,

5. agriculture related consumer protection.

The Federal Ministry of Food and Agriculture may in agreement with the Federal Ministry of Finance, assign to the Bank the realisation of development measures within the framework of its legal mandate against an appropriate fee.

(2) To fulfil its responsibilities, the Bank may use all banking instruments at its disposal, in particular loans, grants and other financial means, furnish guarantees and enter into participations. Loans should as a rule be granted via or together with other banks. In relation to other banks, the Bank shall observe the common non-discrimination rule.

(3) Within the scope of its responsibilities according to paragraph 1, the Bank may, in accordance with the more detailed regulations in its statutes, also grant loans and other financing forms to regional authorities and public sector special purpose associations.

(4) To the extent that these are projects of common interest which are co-financed by the European Investment Bank or similar European financing institutions the Bank may grant other financing in the interest of German and European agriculture or rural areas, in accordance with the more detailed regulations in its statutes.

(5) To procure necessary funds, the Bank may raise loans, issue covered and uncovered bonds, underwrite guarantees and use all other standard bank financing instruments.

Section 4

Other transactions

(1) The Bank may furthermore conduct all transactions and services which are directly connected with the performance of its responsibilities. In this context, it may, in particular, buy and sell debt and securities and conduct transactions and measures to ensure its financial liquidity (Treasury Management) and all transactions necessary for diversifying risks.

(2) For the Bank, securities trading, the deposit business and payment services within the meaning of Section 1 para. 1 sentence 2 of the Act on the Supervision of Payment Services (Zahlungsdiensteaufsichtsgesetz) are only permitted on its own account and only to the extent that they are directly connected to its public development functions.

Section 5

Official bodies

(1)	Executive bodies of the Bank are

1.	the Board of Management
2.	the Board of Supervisory Directors
3.	the General Meeting.

(2) The responsibilities and powers of authority of the official bodies of the institution shall be governed by its statutes unless otherwise provided for by law.

Section 6

The Board of Management

(1) The Board of Management comprises at least two members. The board members are appointed and dismissed by the Board of Supervisory Directors with a majority of two thirds of its members. The appointment requires the approval of the supervisory authority (Section 11 para. 1).

(2) The Board of Management shall be responsible for conducting the business of the Bank unless such responsibility is allocated to another official body of the institution by law or under the terms of its statutes.

(3) The Board of Management represents the Bank in court and out of court. The authority to represent the Bank as well as the form for declaration of intention of the authorised representatives is regulated by the statutes. If a declaration of intention is to be submitted to the Bank, the submission to a member of the Board of Management will suffice. The provisions valid for public limited companies are to be applied accordingly to the representation of the Bank with regard to its executive bodies.

Section 7

Board of Supervisory Directors

(1) The Board of Supervisory Directors comprises

1.	eight representatives of agricultural and food organisations, of which six shall be appointed by the Deutscher Bauernverband e.V. (German Farmers’ Union), one by the Deutscher Raiffeisenverband e.V. (Farmers’ Cooperative Association) and one as a representative of the food industry (trade and industry) by food associations;

2.	three agricultural ministers from states, who shall be appointed by the Bundesrat (Federal Council) for a period still to be determined, or their permanent deputies;

3.	a representative of the trade unions;

4.	the Federal Minister of Food and Agriculture; representation in the meetings of the Board of Supervisory Directors and its committees by a permanent deputy or by a departmental manager is permitted;

5.	one representative in each case from the Federal Ministry of Food and Agriculture and the Federal Ministry of Finance; the ministries may also be represented by other experts;

6.	three representatives from credit institutions or other credit experts, who shall be proposed by the Federal Government and co-opted by the other members of the Board of Supervisory Directors.

(2) The Chairman of the Board of Supervisory Directors shall be elected by the Board of Supervisory Directors from the ranks of the members of the German Farmers’ Union. His/her deputy is the Federal Minister of Food and Agriculture.

(3) Members of the General Meeting may not belong to the Board of Supervisory Directors.

(4) The Board of Supervisory Directors monitors the business conduct of the Board of Management and makes decisions regarding its discharge; it may issue to the Board of Management general and specific instructions.

(5) The Board of Supervisory Directors decides on the annual accounts, the allocation to the principal reserve and the guarantee reserve as well as on the division of the net profit for the year between the promotional fund (Section 9 para. 2) and the special-purpose fund (Section 9 para. 3); it shall forward its proposal for the appropriation of profits as per Section 9 para. 2 to the General Meeting for a final decision.

(6) The Board of Supervisory Directors decides on the statutes and their amendments. These require the authorisation of the supervisory authority (Section 11 para. 1).

Section 8

General Meeting of the institution

(1) The General Meeting of the institution shall be made up of representatives of the owners and lessors of properties encumbered with the Rentenbank land charge.

(2) The General Meeting comprises 28 members, of which two members in each case shall be appointed by the states of Baden-Württemberg, Bavaria, Brandenburg, Hessen, Mecklenburg-West Pomerania, Lower Saxony, North Rhine Westphalia, Rhineland-Palatinate, Saxony, Saxony-Anhalt, Schleswig-Holstein and Thuringia and one member in each case by the states of Berlin, Bremen, Hamburg and Saarland. During the selection of the representatives, the individual agro-business size-categories, in particular family farms, are to be taken into consideration appropriately.

(3) The General Meeting receives the reports of the Board of Management on the business activities of the Bank and the Board of Supervisory Directors on the resolutions it has passed and advises the Bank in matters of the promotion of agriculture and rural areas as well as on general agricultural and business policy issues. It decides on the appropriation of profits in accordance with Section 9 para. 2.

Section 9

Appropriation of profits

(1) The net profit for the year may only be used for the promotion of agriculture and rural areas, in compliance with general interest.

(2) At most half of the amount to be distributed is allocated to a promotional fund, the appropriation of which is decided by the General Meeting in accordance with guidelines, which it is to draw up.

(3) At least half of the amount to be distributed shall be allocated to the special-purpose fund of the Federal Republic as stated by the Act on the Special-Purpose Fund of the Federal Republic at Landwirtschaftliche Rentenbank as of August 12, 2005 (Federal Gazette I, 2363) provided that this is managed by the Bank and provided that the Bank is exempted of all taxes on assets, net income and commercial enterprise.

Section 10

Specific duty of the executive bodies

The duty of care and responsibility of the members of the Board of Management and the Board of Supervisory Directors comply with the relevant provisions for management board and supervisory board members of public limited companies.

Section 11

Supervision

(1) The Bank is subject to the supervision of the Federal Ministry of Food and Agriculture (supervisory authority), which makes its decisions in agreement with the Federal Ministry of Finance. The supervisory authority ensures that the business operation of the Bank complies with public interest in particular in the promotion of agriculture and rural areas as well as with the laws and its Statutes.

(2) The supervisory authority is empowered to request information from the executive bodies of the Bank on all business matters, to view any books and correspondence of the Bank and to participate in meetings of the Board of Supervisory Directors and its committees as well as in the General Meeting, and to raise motions; its representatives must be admitted to the floor at all times.

(3) The supervisory authority is also authorised to request the calling of meetings of the executive bodies and the announcement of subjects to be decided as well as to prohibit the implementation of directives or resolutions, which contravene public interest in particular the promotion of agriculture and rural areas or are in breach of the laws or the Bank’s statutes.

(4) Otherwise, the Bank is independent with regard to its administration and management, likewise in the appointment of personnel.

Section 12

Official seal and public documents

The Bank is entitled to hold an official seal. Section 39a of the Notarisation Act (Beurkundungsgesetz) shall apply accordingly. Bank declarations, which are duly signed and given the stamp of the official seal have the character of officially authenticated public documents.

Section 13

Covered bonds

(1) The Bank may issue covered bonds according to paragraphs 2 to 4.

(2) The total amount of the bonds issued by the Bank must be covered to the amount of the nominal value and the interest at all times. The following are permitted as cover

1.	covered bonds which are issued in accordance with Section 1 para. 3 of the German Covered Bond Act (Pfandbriefgesetz),

2.	loans to domestic statutory corporations and such federal institutions under public law to which a maintenance obligation (Anstaltslast) or guarantee obligation by law (Gewährträgerhaftung) or a governmental refinancing guarantee apply, or which are legally entitled to levy fees and other charges, or loans granted under acceptance of the complete guarantee by such a statutory corporation or institution under public law, or other loans of the Bank for which sufficient collateral exists which meets the requirements of the German Covered Bond Act (Pfandbriefgesetz) for the coverage of mortgage bonds or bottomry bonds.

3.	loans granted by the Bank for which sufficient collateral exists in accordance with the policies of the Bank.

The appropriate cover prescribed in clause 2 may be replaced temporarily by credit deposits at Deutsche Bundesbank and at suitable banks (substitute cover).

(3) The assets determined for covering the bonds, including the substitute cover, as well as assets to the amount of principal reserves as per Section 2 para. 3 are to be entered individually into a register by the Bank. Section 5 para. 1 sentences 1, 3 and 4, para. 1a sentences 1, 4 and 5 and para. 1b of the German Covered Bond Act (Pfandbriefgesetz) apply accordingly; Section 5 para. 1 sentence 5 and para. 2 of the German Covered Bond Act (Pfandbriefgesetz) as well as an ordinance based on Section 5 para. 3 of the German Covered Bond Act (Pfandbriefgesetz) apply accordingly provided that instead of the Federal Authority, the supervisory authority named in Section 11 para. 1 supersedes.

(4) After consultation with the Bank, the supervisory authority (Section 11 para. 1) nominates a trustee and a deputy. It is the responsibility of the trustee to ensure that the issuing, administration and cover of bonds comply with the legal and regulatory conditions and terms and conditions of the bonds. Section 7 para. 3 to 5 and Sections 8 to 11 of the German Covered Bond Act (Pfandbriefgesetz) apply accordingly, provided that instead of the Federal Authority, the supervisory authority named in Section 11 para. 1 supersedes.

Section 13a

Eligibility for the investment of ward money

Bonds issued by the Bank which are not denominated in foreign currency are eligible for the investment of ward money.

Section 14

Attachments and compulsory executions

Section 29 of the German Covered Bond Act (Pfandbriefgesetz) shall apply accordingly to attachments and compulsory executions upon assets which are entered in the register of covered bonds as per Section 13 para. 3.

Section 15

Special provision for refinancing loans

Credit institutions may request in advance an undertaking to pay interest on overdue interest in each case they grant a loan from funds received from the Bank.

Section 16

Dissolution

(1) Insolvency proceedings with respect to the Bank’s assets are inadmissible. The Bank may only be dissolved by law. Such law shall determine the application of assets. They may only be used for the promotion of agriculture or agricultural research in the interests of the public at large.

(2) In the event of dissolution, creditors of covered bonds shall rank before other creditors of the Bank in relation to the assets entered in the register of covered bonds as per Section 13 para. 3. To the extent that these assets are not required to settle claims of covered bond creditors they are available for the settlement of claims of the remaining creditors of the Bank.

Section 17

Transitional rules

The current Bank registers for covered bonds are retained as separate coverage registers in addition to the register as per Section 13 para. 3 when the fifth law on the amendment of the law governing Landwirtschaftliche Rentenbank comes into force. The duties of the trustee as per Section 13 para. 4 also encompass these coverage registers.

Section 18

(omitted)

Section 19

(omitted)

Section 20

(coming into force)